EXHIBIT 1.01
     FOURTH AMENDMENT dated as of March 28, 2007 (this “Amendment”), to the Credit Agreement dated as of July 21, 1999, as amended and restated as of March 21, 2005 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ALLIED WASTE INDUSTRIES, INC. (“Allied Waste”), ALLIED WASTE NORTH AMERICA, INC. (the “Borrower”), the lenders party thereto (the “Lenders”), and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent for the Lenders and as collateral trustee for the Shared Collateral Secured Parties.
          A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement, as amended hereby.
          B. Allied Waste and the Borrower have requested that the Credit Agreement be amended to provide for the replacement of the existing Revolving Commitments (the “Existing Revolving Commitments”) and the refinancing of all currently outstanding Revolving Loans (the “Existing Revolving Loans”), if any, with new revolving commitments (the “New Revolving Commitments”) and new Revolving Loans (the “New Revolving Loans”), in an aggregate principal amount of $1,575,000,000, which, except as otherwise provided herein, will have the same terms as such Existing Revolving Commitments and Existing Revolving Loans.
          C. Allied Waste and the Borrower have further requested that the Credit Agreement be amended to provide for a new tranche of term loans thereunder (the “New Term Loans”) in an aggregate principal amount of $1,104,968,250, the proceeds of which will be used to refinance all currently outstanding Term Loans (the “Existing Term Loans”, and together with the Existing Revolving Loans, the “Existing Loans”). Except as otherwise provided herein, the New Term Loans will have the same terms as the Existing Term Loans.
          D. Allied Waste and the Borrower have further requested that the Credit Agreement be amended to provide for the refinancing of the existing Tranche A Credit-Linked Deposits (the “Existing Tranche A Credit-Linked Deposits”) with new credit-linked deposits (the “New Tranche A Credit-Linked Deposits”) in an aggregate principal amount of $490,000,000, which, except as otherwise provided herein, will have the same terms as such Existing Tranche A Credit-Linked Deposits.
          E. Allied Waste and the Borrower have further requested that the Credit Agreement be amended to, among other things set forth herein, extend the maturity of the credit facilities established thereby.
          F. Each Person that executes and delivers a Lender Addendum in the capacity of a New Term Lender (a “New Term Lender”) will be deemed (i) to have agreed to the terms of this Amendment and (ii) to have committed to make New Term Loans to the Borrower on the Amendment Effective Date (as defined below) in such amounts (not in excess of any such commitment) as are determined by the Arranger and notified to such New Term Lender. The proceeds of such New Term Loans will be used by the Borrower to repay in full the outstanding principal amount of Existing Term Loans.

          G. Each Person that executes and delivers a Lender Addendum in the capacity of a New Tranche A Lender (an “New Tranche A Lender”) will be deemed (i) to have agreed to the terms of this Amendment and (ii) to have committed to make New Tranche A Credit-Linked Deposits on the Amendment Effective Date in such amounts (not in excess of any such commitment) as are determined by the Arranger and notified to such New Tranche A Lender. The proceeds of such New Tranche A Credit Linked Deposits will be used to replace the Existing Tranche A Credit Linked Deposits.
          H. Each Person that executes and delivers a Lender Addendum in the capacity of a New Revolving Lender (a “New Revolving Lender”, and the New Revolving Lenders, together with the New Term Lenders and the New Tranche A Lenders, the “New Lenders”) will be deemed (i) to have agreed to the terms of this Amendment and (ii) to have committed to make New Revolving Commitments and New Revolving Loans, if any, to the Borrower on the Amendment Effective Date in such amounts (not in excess of any such commitment) as are determined by the Arranger and notified to such New Revolving Lender. Such New Revolving Commitments will be used to replace the Existing Revolving Commitments and the proceeds of such New Revolving Loans, if any, will be used to repay in full the outstanding principal amount of the Existing Revolving Loans, if any.
          I. Each existing Lender (an “Existing Lender”) that executes and delivers a Lender Addendum in the capacity of a Consenting Existing Lender (a “Consenting Existing Lender”) will be deemed to have agreed to the terms of this Amendment, but will not be deemed to have agreed, by its execution as a Consenting Existing Lender, to have made any commitment to make New Term Loans, New Tranche A Credit-Linked Deposits, New Revolving Commitments or New Revolving Loans.
          J. Subject to the terms and conditions set forth in this Amendment, (i) the New Term Lenders are severally willing to make and fund New Term Loans, (ii) the New Tranche A Lenders are severally willing to make and fund New Tranche A Credit-Linked Deposits and (iii) the New Revolving Lenders are severally willing to make New Revolving Commitments and make and fund New Revolving Loans.
          K. The New Lenders and the Consenting Existing Lenders (who collectively constitute the Required Lenders) are willing, subject to the terms and conditions set forth in this Amendment, to effect such amendments to the Credit Agreement.
          Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:
          SECTION 1. Amendment of the Credit Agreement. The Credit Agreement is hereby amended, effective as of the Amendment Effective Date, in the form of the Credit Agreement immediately prior to the Amendment Effective Date with the following changes and revisions:
          (a) Amendment of Section 1.01. Section 1.01 of the Credit Agreement is hereby revised by:

     (i) inserting the following definitions in the appropriate alphabetical order therein:
     “ECF Prepayment Amount” means, with respect to any Excess Cash Flow Calculation Period, the percentage of Excess Cash Flow for such Excess Cash Flow Calculation Period set forth in the table below, based upon the Leverage Ratio as of the most recent determination date:

Percentage of Excess Cash Flow to
Leverage Ratio	be Prepaid
Category 1 > 4.00 to 1.00	50%
Category 2 > 2.50 to 1.00 but ≤ 4.00 to 1.00	25%
Category 3 ≤ 2.50 to 1.00	0%
For purposes of the foregoing, (i) the Leverage Ratio shall be determined as of the end of each applicable fiscal quarter of the Borrower based upon Allied Waste’s Consolidated financial statements delivered pursuant to Section 5.04(a) or (b) and (ii) each change in the ECF Prepayment Amount resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such Consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Leverage Ratio shall be deemed to be in Category 1 (A) at any time that an Event of Default has occurred and is continuing or (B) at the option of the Administrative Agent or at the request of the Required Lenders if the Borrower fails to deliver the Consolidated financial statements required to be delivered by it pursuant to Section 5.04(a) or (b), during the period from and including the last date for timely delivery thereof (without regard to any applicable grace period) until the date on which such Consolidated financial statements are delivered.”
     “Fourth Amendment” means the Fourth Amendment, dated as of March 28, 2007, to this Agreement.
     “Fourth Amendment Effective Date” means the date on which the Fourth Amendment became effective in accordance with its terms.
     “Liquidity” means, as of any date, the sum of (a) the unused Revolving Commitments as of such date, plus (b) the aggregate of all Unrestricted Cash as of such date.
     “7.875% Notes” means $450,000,000 aggregate principal amount of senior notes of the Borrower due April 15, 2013 issued pursuant to the terms of the 2001 Indenture.

     “6.125% Notes” means $425,000,000 aggregate principal amount of senior notes of the Borrower due February 15, 2014 issued pursuant to the terms of the 2001 Indenture.
     “Unrestricted Cash” means, as of any date, the aggregate of all cash and cash equivalents of the Allied Group that would be required to be reflected as such on a Consolidated balance sheet of the Allied Group prepared as of such date in accordance with GAAP; provided, that any cash or cash equivalents that are (a) subject to any Lien (other than the Lien of the Loan Documents), (b) subject to any contractual, legal or other requirement that would prohibit or limit the use of such cash or cash equivalents to repay Loans, or (c) subject to any contractual, legal or other requirement to use such cash or cash equivalents for a particular purpose (other than any requirement under the Loan Documents to use such cash or cash equivalents to repay or prepay Loans), shall be excluded.
     (ii) In the definition of “Applicable Margin”, revising clause (c) in the first paragraph thereof and the table that follows to read as follows:
“(c) with respect to any ABR Revolving Loan, Eurodollar Revolving Loan or the commitment fees payable hereunder, the applicable interest rate margin per annum or per annum rate set forth below under the caption ‘ABR Spread’, ‘Eurodollar Spread’ or ‘Commitment Fee’, as the case may be, based upon the Leverage Ratio as of the most recent determination date; provided that the ABR Spread relating to Swingline Loans, whenever the Leverage Ratio is in Category 2, 3, 4 or 5, will be 0.25% lower than the ABR Spread reflected in the table below:

Leverage Ratio:	ABR Spread	Eurodollar Spread	Commitment Fee
Category 1 ≥ 5.25 to 1.00	1.25%	2.25%	0.50%
Category 2 ≥ 4.75 to 1.00 but < 5.25 to 1.00	1.00%	2.00%	0.50%
Category 3 ≥ 4.25 to 1.00 but < 4.75 to 1.00	0.75%	1.75%	0.375%
Category 4 ≥ 3.75 to 1.00 but < 4.25 to 1.00	0.50%	1.50%	0.375%
Category 5 ≥ 3.00 to 1.00 but < 3.75 to 1.00	0.25%	1.25%	0.25%
Category 6 < 3.00 to 1.00”	0.0%	1.00%	0.20%
     (iii) In the definition of “Excess Cash Flow”, (A) deleting the word “and” at the end of clause (b)(viii); (B) replacing the period at the end of clause (b)(ix) with “; and”; and (C) inserting the following as a new clause (b)(x):

     “(x) any amounts applied to the optional prepayment of the principal of Targeted Senior Secured Indebtedness made in accordance with Section 6.11(a)(ii)(r) during such Excess Cash Flow Calculation Period.”
     (iv) In the definition of “Permitted Subordinated Debt”, replacing clause (c) of the proviso thereof with “if issued prior to the Fourth Amendment Effective Date, provides that no scheduled principal payments are due on such Permitted Subordinated Debt on any date on or prior to April 15, 2012 or, if issued on or after the Fourth Amendment Effective Date, provides that no scheduled principal payments are due on such Permitted Subordinated Debt on any date on or prior to June 28, 2014,”.
     (v) In the definition of “Refinancing Indebtedness”, replacing clause (ii)(x) of the proviso thereof with “if incurred prior to the Fourth Amendment Effective Date, does not mature or require scheduled payments of principal prior to April 15, 2012 or, if incurred on or after the Fourth Amendment Effective Date, does not mature or require scheduled payments of principal prior to June 28, 2014, and”.
     (vi) revising the following definitions contained therein to read in their entirety as follows:
     “Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement, including the loans made pursuant to the Fourth Amendment.
     “PC Revolving Maturity Date” means March 28, 2012; provided, however, that the PC Revolving Maturity Date will automatically become: (a) November 15, 2010, if all of the 5.75% Notes are not extended, renewed or refinanced with Refinancing Indebtedness prior to November 15, 2010, provided, that such maturity date will not be so accelerated if, as of November 15, 2010, the Leverage Ratio is less than 3.75 to 1.00 and Allied Waste has Liquidity of at least $400,000,000 or (b) January 15, 2011, if all of the 6.375% Notes are not extended, renewed or refinanced with Refinancing Indebtedness prior to January 15, 2011, provided, that such maturity date will not be so accelerated if, as of January 15, 2011, the Leverage Ratio is less than 3.75 to 1.00 and Allied Waste has Liquidity of at least $400 million (it being understood that the PC Revolving Maturity Date will be the earliest date, if any, required by the foregoing in connection with any such failure to extend, renew or refinance any such notes with Refinancing Indebtedness prior to the dates specified above in respect of such notes).
     “Qualifying Senior Secured Indebtedness” means Senior Secured Indebtedness issued after the Restatement Effective Date which, if issued prior to the Fourth Amendment Effective Date, does not mature and has no scheduled amortization of principal prior to April 15, 2012 or, if issued on or after the Fourth Amendment Effective Date, does not mature and has no scheduled amortization of principal prior to June 28, 2014.

     “Qualifying Senior Unsecured Indebtedness” means senior unsecured Indebtedness of the Borrower, which may be Guaranteed on an unsecured basis by the Subsidiary Loan Parties and by Allied Waste, issued after the Restatement Effective Date, which, if issued prior to the Fourth Amendment Effective Date, does not mature and has no scheduled amortization of principal prior to April 15, 2012 or, if issued on or after the Fourth Amendment Effective Date, does not mature and has no scheduled amortization of principal prior to June 28, 2014, provided that such Qualifying Senior Unsecured Indebtedness (a) accrues interest at a rate determined in good faith by the board of directors of the Borrower to be a market rate of interest at the time of issuance thereof, (b) is created under agreements or instruments that do not, as determined in good faith by the board of directors of the Borrower, (i) impose covenants on the Borrower and the Borrower’s Subsidiaries, (ii) contain a definition of change of control or (iii) contain events of default or other provisions, in each case materially more restrictive than the covenants imposed in, the change of control definition used in and the events of default and other provisions contained in this Agreement, (c) is not Guaranteed by any Subsidiary unless such Subsidiary has also Guaranteed the Obligations and (d) does not by its terms require the maintenance or achievement of any financial performance standards more restrictive than those contained herein, as determined in good faith by the board of directors of the Borrower, other than as a condition to taking specified action.
     “Refinanceable Indebtedness” means any Indebtedness for borrowed money of Allied Waste or any Restricted Subsidiary, including Targeted Senior Secured Indebtedness, outstanding on the Fourth Amendment Effective Date and having a scheduled maturity date on or prior to February 28, 2014.
     “Revolving Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans and to acquire participations in Revolving Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Revolving Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Revolving Lender pursuant to Section 9.04. The initial amount of each Revolving Lender’s Revolving Commitment is set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Revolving Lender shall have assumed its Revolving Commitment, as applicable. The aggregate amount of the Revolving Lenders’ Revolving Commitments on the Fourth Amendment Effective Date is $1,575,000,000.
     “Revolving Maturity Date” means March 28, 2012; provided, however, that the Revolving Maturity Date will automatically become: (a) November 15, 2010, if all of the 5.75% Notes are not extended, renewed or refinanced with Refinancing Indebtedness prior to November 15, 2010, provided, that such maturity date will not be so accelerated if, as of November 15, 2010, the Leverage Ratio is less than 3.75 to 1.00 and Allied Waste has Liquidity of at least

$400,000,000 or (b) January 15, 2011, if all of the 6.375% Notes are not extended, renewed or refinanced with Refinancing Indebtedness prior to January 15, 2011, provided, that such maturity date will not be so accelerated if, as of January 15, 2011, the Leverage Ratio is less than 3.75 to 1.00 and Allied Waste has Liquidity of at least $400 million (it being understood that the Revolving Maturity Date will be the earliest date, if any, required by the foregoing in connection with any such failure to extend, renew or refinance any such notes with Refinancing Indebtedness prior to the dates specified above in respect of such notes).
     “Targeted Senior Secured Indebtedness” means Senior Secured Indebtedness outstanding on the Fourth Amendment Effective Date having a scheduled maturity date on or prior to February 28, 2014.
     “Term Loan” means any term loan made hereunder on the Fourth Amendment Effective Date.
     “Term Loan Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make Term Loans hereunder pursuant to Section 3 of the Fourth Amendment on the Fourth Amendment Effective Date. The amount of each Term Lender’s Term Loan Commitment to make Term Loans is set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Term Lender assumed its Term Loan Commitment. The aggregate amount of the Term Loan Commitments on the Fourth Amendment Effective Date is $1,104,968,250.
     “Term Loan Maturity Date” means March 28, 2014; provided, however, that the Term Loan Maturity Date will automatically become: (a) November 15, 2010, if all of the 5.75% Notes are not extended, renewed or refinanced with Refinancing Indebtedness prior to November 15, 2010, provided, that such maturity date will not be so accelerated if, as of November 15, 2010, the Leverage Ratio is less than 3.75 to 1.00 and Allied Waste has Liquidity of at least $400,000,000; (b) January 15, 2011, if all of the 6.375% Notes are not extended, renewed or refinanced with Refinancing Indebtedness prior to January 15, 2011, provided, that such maturity date will not be so accelerated if, as of January 15, 2011, the Leverage Ratio is less than 3.75 to 1.00 and Allied Waste has Liquidity of at least $400 million; (c) June 1, 2012, if all of the 9.25% Notes are not extended, renewed or refinanced with Refinancing Indebtedness prior to June 1, 2012; (d) January 15, 2013, if all of the 7.875% Notes are not extended, renewed or refinanced with Refinancing Indebtedness prior to January 15, 2013; or (e) November 15, 2013, if all of the 6.125% Notes are not extended, renewed or refinanced with Refinancing Indebtedness prior to November 15, 2013 (it being understood that the Term Loan Maturity Date will be the earliest date, if any, required by the foregoing in connection with any such failure to extend, renew or refinance any such notes with Refinancing Indebtedness prior to the dates specified above in respect of such notes).

     “Tranche A Credit-Linked Deposit” means, as to each Tranche A Lender, the cash deposit made by such Lender pursuant to Section 3 of the Fourth Amendment, as such deposit may be (a) reduced from time to time pursuant to Section 2.05(b)(iii)(B) or Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 and (c) increased from time to time pursuant to Section 2.05(b)(iii). The amount of each Tranche A Lender’s Tranche A Credit-Linked Deposit on the Fourth Amendment Effective Date is set forth in Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Tranche A Lender shall have acquired its Tranche A Credit-Linked Deposit, as applicable. The aggregate amount of the Tranche A Credit-Linked Deposits on the Fourth Amendment Effective Date is $490,000,000.
     “2001 Senior Notes” means senior secured notes of AWNA or Allied Waste issued on or after January 25, 2001 pursuant to the 2001 Indenture that, (a) if issued on or after the Restatement Effective Date but prior to the Fourth Amendment Effective Date, do not have a maturity date or any scheduled amortization until after April 15, 2012 and (b) if issued on or after the Fourth Amendment Effective Date, do not have a maturity date or any scheduled amortization under after June 28, 2014.
          (b) Amendment of Section 2.01. Section 2.01 of the Credit Agreement is revised by changing clause (a) of the first sentence thereof to read as follows: “(a) each Term Lender has, pursuant to the Fourth Amendment, agreed to make Term Loans to the Borrower on the Fourth Amendment Effective Date in an aggregate principal amount not exceeding its Term Loan Commitments and”.
          (c) Amendment of Section 2.05. Section 2.05(b)(ii)(B) of the Credit Agreement is revised by replacing the reference therein to “the Second Amendment Effective Date” with a reference to “the Fourth Amendment Effective Date”.
          (d) Amendment of Section 2.08. Section 2.08(a) of the Credit Agreement is revised by changing clause (i) of the first sentence thereof to read as follows: “(i) the Term Loan Commitments shall terminate at 5:00 p.m., New York City time, on the Fourth Amendment Effective Date,”.
          (e) Amendment of Section 2.10. (i) Section 2.10(a) of the Credit Agreement is revised to read in its entirety as follows:
     “(a) Subject to giving effect to all prepayments after the Fourth Amendment Effective Date in accordance with clause (b) below, the Borrower shall repay Term Borrowings in an aggregate principal amount of $11,050,000 on September 30 of each year, beginning on September 30, 2007.”
     (ii) Section 2.10(d) of the Credit Agreement is revised by changing the first sentence thereof to read as follows:

     “(d) The Administrative Agent shall return Tranche A Credit-Linked Deposits in the aggregate amount of $5,000,000 to the Tranche A Lenders on September 30 of each year, beginning on September 30, 2007.”
          (f) Amendment to Section 2.11. (i) Section 2.11(c)(ii) of the Credit Agreement is revised by (A) replacing the reference therein to “the Restatement Effective Date” with a reference to “the Fourth Amendment Effective Date” and (B) replacing the reference therein to “$1,500,000,000” with “$1,025,000,000”.
     (ii) Section 2.11(d) of the Credit Agreement is revised to read in its entirety as follows:
     “(d) Following the end of each Excess Cash Flow Calculation Period, commencing with the Excess Cash Flow Calculation Period ending March 31, 2008, the Borrower shall prepay Term Loans in an aggregate amount equal to the ECF Prepayment Amount for such Excess Cash Flow Calculation Period minus the aggregate amount of any voluntary prepayments of the Term Loans and Revolving Loans (in the case of Revolving Loans, to the extent accompanied by a corresponding permanent reduction of the Revolving Commitments) during such Excess Cash Flow Calculation Period. Each prepayment pursuant to this paragraph shall be made on or before the date on which financial statements are delivered pursuant to Section 5.04(b) with respect to the most recent fiscal quarter included in the Excess Cash Flow Calculation Period in respect of which Excess Cash Flow is being calculated (and in any event within 60 days after the end of such fiscal quarter).”
          (g) Amendment to Section 2.12. The first sentence of Section 2.12(a) of the Credit Agreement is revised to read in its entirety as follows:
     “(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the rate set forth in the definition of Applicable Margin under the heading “Commitment Fee” on the daily unused amount of the Revolving Commitment of such Lender, during the period from and including the Fourth Amendment Effective Date to but excluding the date on which such Commitment terminates.”
          (h) Amendment of Section 2.20. Section 2.20(a) of the Credit Agreement is revised by replacing the reference therein to “the Second Amendment Effective Date” with a reference to “the Fourth Amendment Effective Date”.
          (i) Amendment of Section 5.16. The first three sentences of Section 5.16 of the Credit Agreement are revised to read in their entirety as follows:
     “The proceeds of the Term Loans made on the Fourth Amendment Effective Date will be used only to refinance Term Loans outstanding immediately prior to the Fourth Amendment Effective Date and, with respect to any excess, for general corporate purposes, including working capital. The proceeds of Revolving Loans made on the Fourth Amendment Effective Date, if any, will be used solely to repay Revolving Loans outstanding immediately prior to the Fourth Amendment Effective Date. The proceeds of Revolving Loans and Swingline Loans made after the Fourth Amendment Effective Date will be used solely for Permitted Acquisitions, Investments permitted by Section 6.05, the payment of premiums, accrued interest, and fees and expenses in connection with any Permitted Refinancing Transaction or Permitted LC or Public Notes Financing Transaction allowed hereunder, the payment of accrued interest, and reasonable fees and expenses in excess of fees and expenses previously disclosed to the Administrative Agent by the Borrower in connection with the repurchase of the 9.25% Notes allowed hereunder, prepayments of Indebtedness in accordance with Sections 6.11(a)(ii)(r), (s) and (t) and for general corporate purposes, including working capital.”
          (j) Amendment of Section 6.01. Section 6.01(a)(x) of the Credit Agreement is revised to read in its entirety as follows:
“(x) Indebtedness (including Tax exempt financings and Capital Lease Obligations) and Attributable Debt of the Borrower or the Restricted Subsidiaries incurred after the Restatement Effective Date to finance Capital Expenditures permitted under Section 6.15 or in connection with Sale and Leaseback Transactions permitted by Section 6.04; provided that (A) such Indebtedness or Attributable Debt is incurred prior to or within 120 days (or, in the case of Tax exempt financings, such longer period as may be permitted under applicable Federal, state or local laws and regulations governing the financing of the applicable fixed or capital assets on a Tax exempt basis) after the acquisition, completion of construction, refurbishment or improvement of the fixed or capital assets being financed and does not exceed 100% of the cost thereof (including related financing fees and costs) and (B) the aggregate principal amount of Indebtedness and Attributable Debt incurred pursuant to this paragraph (x) outstanding at any time shall not exceed the greater of (I) $700,000,000 and (II) an amount equal to 5% of Consolidated Total Assets;”
          (k) Amendment of Section 6.11. Section 6.11(a)(ii) of the Credit Agreement is amended by inserting the following clause (r) immediately prior to the beginning of clause (s) thereof:
“(r) prepayments of Targeted Senior Secured Indebtedness; provided that (i) the Leverage Ratio as of the time of such prepayment, calculated on a pro forma basis to give effect to such prepayment and any concurrent incurrence of Indebtedness, is less than 4.50 to 1.00 and (ii) the aggregate principal amount of Indebtedness prepaid pursuant to this Section 6.11(a)(ii)(r) shall not exceed $250,000,000,”
          (l) Amendment of Schedule 2.01. Schedule 2.01 of the Credit Agreement is amended to reflect the information set forth on Schedule A to this Amendment.
          SECTION 2. Representations and Warranties. To induce the other parties hereto to enter into this Amendment, each of the Borrower and Allied Waste represents and warrants to each of the Existing Lenders, the New Lenders, the Administrative Agent and the Collateral Agent that, as of the Amendment Effective Date:
          (a) This Amendment has been duly authorized, executed and delivered by it and this Amendment and the Credit Agreement as amended hereby, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
          (b) The representations and warranties set forth in Article III of the Credit Agreement are, after giving effect to this Amendment and the making of the New Term Loans, the New Tranche A Credit-Linked Deposits, the New Revolving Commitments and the New Revolving Loans, if any, true and correct in all material respects on and as of the Amendment Effective Date with the same effect as though made on and as of the Amendment Effective Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case they were true and correct in all material respects as of such earlier date).
          (c) No Default or Event of Default has occurred and is continuing, after giving effect to this Amendment and the making of the New Term Loans, the New Tranche A Credit-Linked Deposits, the New Revolving Commitments and the New Revolving Loans, if any.
          SECTION 3. New Term Loans; New Tranche A Credit-Linked Deposits; New Revolving Commitments; and New Revolving Loans. (a) Subject to the terms and conditions set forth herein, (i) each New Term Lender agrees to make New Term Loans to the Borrower on the Amendment Effective Date in amounts equal to its Allocated Term Loan Commitment (as defined below), (ii) each New Tranche A Lender agrees to make New Tranche A Credit-Linked Deposits on the Amendment Effective Date in amounts equal to its Allocated Tranche A Commitment (as defined below) and (iii) each New Revolving Lender agrees to make (A) New Revolving Commitments on the Amendment Effective Date in amounts equal to its Allocated Revolving Commitment (as defined below) and (B) Revolving Loans, if any, on the Amendment Effective Date in amounts not in excess of its Allocated Revolving Commitment.
          (b) The “Allocated Term Loan Commitment” of each New Term Lender will be such amount (not exceeding any commitment offered by such New Term Lender) as is allocated to it by the Borrower and the Arranger and notified to it prior to the Amendment Effective Date. The “Allocated Tranche A Commitment” of each New Tranche A Lender will be the amount (not exceeding any commitment offered by such New Tranche A Lender) allocated to it by the Borrower and the Arranger and notified to it prior to the Amendment Effective Date. The “Allocated Revolving Commitment” of each New Revolving Lender will be the amount (not exceeding any commitment offered by such New Revolving Lender) allocated to it by the Borrower and the Arranger and notified to it prior to the Amendment Effective Date. Schedule A will set forth the Allocated Term Loan Commitments, the Allocated Tranche A Commitments and the Allocated Revolving Commitments of each New Lender. The commitments of the New Lenders are several and no New Lender will be responsible for any other New Lender’s failure to make New Term Loans, New Tranche A Credit-Linked Deposits or New Revolving Loans.

          (c) Subject to the terms and conditions set forth herein, (i) each New Term Lender will make its New Term Loans by transferring the amount thereof to the Administrative Agent on the Amendment Effective Date in the manner contemplated by Section 2.06 of the Credit Agreement, (ii) each New Tranche A Lender will make its New Tranche A Credit-Linked Deposits by transferring the amount thereof to the Administrative Agent on the Amendment Effective Date in the manner contemplated by Section 2.05(b)(ii)(B) of the Credit Agreement and (iii) each New Revolving Lender will make its New Revolving Loans, if any, by transferring the amount thereof to the Administrative Agent on the Amendment Effective Date in the manner contemplated by Section 2.06 of the Credit Agreement. Notwithstanding the foregoing of this paragraph or anything else to the contrary in this Amendment, any Person that is both an Existing Lender and a New Lender may, in lieu of receiving amounts in repayment of its Existing Loans or the return of its Existing Tranche A Credit-Linked Deposits and transferring new amounts to the Administrative Agent on the Amendment Effective Date on account of its Allocated Term Loan Commitment, Allocated Tranche A Commitment or Allocated Revolving Commitment, as applicable, convert its Existing Loans or Existing Tranche A Credit-Linked Deposits into New Term Loans, New Revolving Loans or New Tranche A Credit-Linked Deposits. Any Existing Loans or Existing Tranche A Credit-Linked Deposit so converted shall, for all purposes hereof, be deemed to be New Term Loans, New Revolving Loans or New Tranche A Credit-Linked Deposits, as applicable.
          (d) The obligations of each New Lender hereunder are subject to the satisfaction of the following conditions:
     (i) The conditions set forth in Section 4.02 of the Credit Agreement shall be satisfied on and as of the Amendment Effective Date, and the Administrative Agent shall have received a certificate of a Financial Officer, dated the Amendment Effective Date, to such effect;
     (ii) The Administrative Agent shall have received favorable legal opinions of (A) Latham & Watkins LLP, special counsel to the Loan Parties, and (B) Jo Lynn White, acting General Counsel of Allied Waste, in each case addressed to the New Lenders and dated the Amendment Effective Date, covering such matters relating to the New Term Loans, the New Tranche A Credit-Linked Deposits, the New Revolving Commitments, the New Revolving Loans, this Amendment, the Credit Agreement as amended hereby, and the other Loan Documents and security interests thereunder as the Administrative Agent may reasonably request, which opinions shall be reasonably satisfactory to the Administrative Agent;
     (iii) The Administrative Agent shall have received for each of Allied Waste, the Borrower and each other Material Loan Party, a certificate of the Secretary or an Assistant Secretary of such Material Loan Party, dated the Amendment Effective Date and certifying that attached thereto is a true and complete copy of resolutions (or consent by members or partners, where applicable, to the extent required) duly adopted by the board of directors (or members or partners, where applicable) of such Material Loan Party authorizing the execution, delivery and performance of this Amendment and the Credit Agreement as amended hereby, and the amendment of any other Loan Documents to which it is party required to be amended hereby;

     (iv) Each Loan Party that has not executed and delivered this Amendment shall have entered into a written instrument reasonably satisfactory to the Administrative Agent pursuant to which it confirms that it consents to this Amendment and that the Security Documents to which it is party will continue to apply in respect of the Credit Agreement, as amended hereby, and the Obligations thereunder;
     (v) The aggregate amount of Allocated Term Loan Commitments shall be greater than or equal to the aggregate principal amount of the Existing Term Loans; the aggregate amount of the Allocated Tranche A Commitments shall be greater than or equal to the aggregate amount of the Existing Tranche A Credit-Linked Deposits; and the aggregate amount of the Allocated Revolving Commitments shall be greater than or equal to the aggregate amount of the Revolving Exposure as of the Amendment Effective Date;
     (vi) The Administrative Agent shall have received evidence satisfactory to it that the Borrower has made the payments referred to in Section 3(f) or is making such payments on the Amendment Effective Date with the cash proceeds of the New Term Loans and New Revolving Loans, if any, and/or such other funds of the Borrower as may be required;
     (vii) There shall be no outstanding unreimbursed LC Disbursements on the Amendment Effective Date; and
     (viii) The conditions to effectiveness of this Amendment set forth in Section 4 hereof shall have been satisfied.
          (e) All Borrowings of New Term Loans made on the Amendment Effective Date will have initial Interest Periods ending on the same dates as the Interest Periods applicable to the Existing Term Loans being refinanced with such New Term Loans and the Adjusted LIBO Rates applicable to such New Term Loans during such initial Interest Periods will be the same as those applicable to such Existing Term Loans being refinanced. All Borrowings of New Revolving Loans, if any, made on the Amendment Effective Date, the proceeds of which are used to refinance Existing Revolving Loans, will have initial Interest Periods ending on the same dates as the Interest Periods applicable to such Existing Revolving Loans and the Adjusted LIBO Rates applicable to such New Revolving Loans during such initial Interest Periods will be the same as those applicable to such Existing Revolving Loans. For purposes of the foregoing, such Interest Periods and Adjusted LIBO Rates shall be assigned to the New Term Loans and New Revolving Loans in the same proportion that such Interest Periods and Adjusted LIBO Rates applied to the Existing Term Loans and Existing Revolving Loans on the Amendment Effective Date. All Borrowings of New Revolving Loans, if any, made on the Amendment Effective Date, the proceeds of which are not used to refinance Existing Revolving Loans, will have initial Interest Periods selected by the Borrower in accordance with Section 2.07 of the Credit Agreement. If any Person shall be both an Existing Lender and a New Lender, the Borrower will not be required to make any payments to such Person under Section 2.16 of the Credit Agreement in respect of the repayment of such Person’s Existing Term Loans or Existing Revolving Loans, as applicable, on the Amendment Effective Date.

          (f) Subject to the last sentence of Section 3(c), on the Amendment Effective Date, the Borrower shall apply the cash proceeds of the New Term Loans, the New Revolving Loans, if any, and such other amounts as may be necessary to (i) prepay in full all Existing Term Loans and all Existing Revolving Loans, if any, (ii) pay all accrued and unpaid interest on Existing Term Loans and Existing Revolving Loans, if any, (iii) pay all accrued and unpaid Tranche A Participation Fees, (iv) pay all accrued and unpaid commitment fees on the Revolving Commitments, (v) except to the extent set forth in paragraph (e) above, pay to each Existing Lender all amounts payable pursuant to Section 2.16 of the Credit Agreement as a result of the prepayment of such Lender’s Existing Term Loans or Existing Revolving Loans, if any, on the Amendment Effective Date, and (vi) pay all other Obligations then due and owing to the Existing Lenders in their capacities as such, under the Credit Agreement. Subject to the last sentence of Section 3(c), on the Amendment Effective Date, the Administrative Agent shall return to each existing Tranche A Lender the amount of its Existing Tranche A Credit-Linked Deposit.
          (g) On the Amendment Effective Date, all Existing Revolving Commitments shall terminate and be replaced with the New Revolving Commitments.
          (h) On the Amendment Effective Date, each Issuing Bank that has issued a Tranche A Letter of Credit prior to the Amendment Effective Date (an “Existing Tranche A Letter of Credit”) shall be deemed, without further action by any New Tranche A Lender or any other party hereto or to the Credit Agreement, to have granted to each New Tranche A Lender and each New Tranche A Lender shall have been deemed to have purchased from such Issuing Bank a participation in such Tranche A Letter of Credit in accordance with Section 2.05(b)(ii)(B) of the Credit Agreement. Concurrently with each such grant, the participations in the Existing Tranche A Letters of Credit granted to the existing Tranche A Lenders under the Credit Agreement shall be automatically canceled without further action by any of the parties thereto. On and after the Amendment Effective Date, each Existing Tranche A Letter of Credit shall constitute a Letter of Credit for all purposes of the Credit Agreement.
          (i) On the Amendment Effective Date, each Issuing Bank that has issued a Revolving Letter of Credit prior to the Amendment Effective Date (an “Existing Revolving Letter of Credit”) shall be deemed, without further action by any New Revolving Lender or any other party hereto or to the Credit Agreement, to have granted to each New Revolving Lender and each New Revolving Lender shall have been deemed to have purchased from such Issuing Bank a participation in each Existing Revolving Letter of Credit in accordance with Section 2.05(b)(ii)(A) of the Credit Agreement. Concurrently with each such grant, the participations in each Existing Revolving Letter of Credit granted to the existing Revolving Lenders under the Credit Agreement shall be automatically canceled without further action by any of the parties thereto. On and after the Amendment Effective Date, each Existing Revolving Letter of Credit shall constitute a Letter of Credit for all purposes of the Credit Agreement.
          (j) On and after the Amendment Effective Date, each reference in the Credit Agreement to “Term Loans” or “Revolving Loans” shall, except as the context may otherwise require, be deemed to be a reference to the New Term Loans or New Revolving Loans, as applicable, contemplated hereby, and each reference in the Credit Agreement to “Tranche A Credit-Linked Deposits” shall, except as the context may otherwise require, be deemed to be a reference to the New Tranche A Credit-Linked Deposits contemplated hereby. Notwithstanding the foregoing, the provisions of the Credit Agreement with respect to indemnification, reimbursement of costs and expenses, increased costs and break funding payments (other than as set forth in Section 3(e) above) will continue in full force and effect with respect to, and for the benefit of, each Existing Lender in respect of such Lender’s Existing Term Loans, Existing Tranche A Credit-Linked Deposit or Existing Revolving Loans, as the case may be, existing under the Credit Agreement prior to the Amendment Effective Date.
          SECTION 4. Effectiveness. This Amendment of the Credit Agreement shall become effective as of the first date (the “Amendment Effective Date”) on which the following conditions have been satisfied:
          (a) The Administrative Agent (or its counsel) shall have received (i) duly executed counterparts hereof that, when taken together, bear the signatures of (A) Allied Waste, (B) the Borrower, (C) the Required Lenders and (D) the Administrative Agent and (ii) counterparts of this Amendment that, when taken together, bear the signatures of each of the New Term Lenders, New Tranche A Lenders and New Revolving Lenders.
          (b) The conditions to the obligations of each New Lender hereunder set forth in Section 3(d) shall have been satisfied.
The Administrative Agent shall notify the Borrower and the Lenders of the Amendment Effective Date and such notice shall be conclusive and binding. Notwithstanding the foregoing, this Amendment shall not become effective if the Administrative Agent shall not have delivered such notice at or prior to 5:00 p.m., New York City time, on April 15, 2007.
          SECTION 5. Effect of Amendment. (a) Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders, the Issuing Banks, the Administrative Agent or the Collateral Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or of any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Borrower or Allied Waste to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.
          (b) On and after the Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the Credit Agreement in any other Loan Document, shall be deemed a reference to the Credit Agreement as amended hereby. This Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.
          SECTION 6. Costs and Expenses. The Borrower and Allied Waste, jointly and severally, agree to reimburse the Administrative Agent for its reasonable out of pocket expenses in connection with this Amendment, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent.

          SECTION 7. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of any executed counterpart of a signature page of this Amendment by facsimile or other electronic image scan transmission shall be as effective as delivery of a manually executed counterpart.
          SECTION 8. Applicable Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          SECTION 9. Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.
[remainder of page intentionally blank; signature page is the next page]

               IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers, all as of the date and year first above written.

ALLIED WASTE INDUSTRIES, INC.,
by
Name:
Title:

ALLIED WASTE NORTH AMERICA, INC.,
by
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent, Collateral Trustee, Lender, Issuing Bank and Swingline Lender,
by
Name:
Title:

THE BANK OF NOVA SCOTIA, as PC Issuing Bank and the sole PC Revolving Lender, by
Name:
Title:

LENDER ADDENDUM TO THE FOURTH AMENDMENT
TO THE ALLIED WASTE CREDIT AGREEMENT
               This Lender Addendum (this “Lender Addendum”) is referred to in, and is a signature page to, the Fourth Amendment (the “Amendment”) to the Credit Agreement dated as of July 21, 1999, as amended and restated as of March 21, 2005 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Allied Waste Industries, Inc., Allied Waste North America, Inc., the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for the Lenders and as collateral trustee for the Shared Collateral Secured Parties. Capitalized terms used but not defined in this Lender Addendum have the meanings assigned to such terms in the Amendment or the Credit Agreement, as applicable. By executing this Lender Addendum (i) as a New Term Lender, the undersigned institution agrees (A) to the terms of the Amendment and the Credit Agreement as amended thereby and (B) on the terms and subject to the conditions set forth in the Amendment and the Credit Agreement as amended thereby, to make New Term Loans to the Borrower on the Amendment Effective Date in the amount of its Allocated Term Loan Commitment; (ii) as a New Tranche A Lender, the undersigned institution agrees (A) to the terms of the Amendment and the Credit Agreement as amended thereby and (B) on the terms and subject to the conditions set forth in the Amendment and the Credit Agreement as amended thereby, to make New Tranche A Credit-Linked Deposits on the Amendment Effective Date in the amount of its Allocated Tranche A Commitment; (iii) as a New Revolving Lender, the undersigned institution agrees (A) to the terms of the Amendment and the Credit Agreement as amended thereby and (B) on the terms and subject to the conditions set forth in the Amendment and the Credit Agreement as amended thereby, to make New Revolving Commitments in the amount of its Allocated Revolving Commitment and New Revolving Loans, if any, in an amount not in excess of its New Revolving Commitment on the Amendment Effective Date; and (iv) as a Consenting Existing Lender, the undersigned institution agrees to the terms of the Amendment and the Credit Agreement as amended thereby.

Name of Institution:

Executing as a New Term Lender:		Executing as a New Revolving Lender:

by	Name:	by	Name:
	Title:		Title:

For any Institution requiring a second signature line:		For any Institution requiring a second signature line:

by	Name:	by	Name:
	Title:		Title:

Executing as a New Tranche A Lender:		Executing as a Consenting Existing Lender:

by	Name:	by	Name:
	Title:		Title:

For any Institution requiring a second signature line:		For any Institution requiring a second signature line:

by	Name:	by	Name:
	Title:		Title:

SCHEDULE A
TO FOURTH AMENDMENT
Schedule A
Commitments